FOR IMMEDIATE RELEASE

Digital Lifestyles Group Enters Agreement with its Secured Creditor to Resolve Outstanding Debt

Company Secures New Financing Through Issuance of Convertible Note

Walnut, CA — (MARKET WIRE)—April 26, 2007 — Digital Lifestyles Group, Inc. (DLFG.PK) announced today that it has entered an agreement with its secured creditor to resolve $2.1 million of outstanding debt owed by the Company. The Company also announced today that it has received new financing through the issuance of a convertible promissory note.

Under the terms of the agreement with the Company’s secured creditor, the Company has agreed to make payment of $200,000 in cash and issue a warrant to purchase one million shares of the Company’s common stock at $0.40 in consideration for the extinguishment of the balance of the $2.1 million in outstanding debt. The Company agreed to pay $50,000 in cash immediately, and has until August 1, 2007 to pay the remaining $150,000 cash obligation. The Company has also agreed to amend the exercise price of a previously issued warrant to the secured creditor from $0.44 to $0.40.

In connection with the new financing announced today, the Company executed a convertible line of credit note agreement with an accredited investor for $250,000. The one-year note carries an interest rate of 7.5% which is payable monthly during the term of the note. Additionally, the note may be converted into common stock of the Company at a price of $0.35 per share at any time during the term. The Company also agreed to issue a warrant to the accredited investor for 20% of the total share amount issued upon such conversion, which is exercisable into common stock of the Company at $0.35 per share. The Company intends to use the funds for debt extinguishment and working capital expenses.

L.E. Smith, Chairman and Chief Executive Officer of the Company, stated, “We are extremely pleased to enter into the agreement with our secured creditor to resolve our outstanding debt of $2.1 million. Further, we are equally excited to announce new financing to assist us as we continue working to address the Company’s other debts. While there is still a substantial amount of work left to be done, we intend to continue working hard to improve the Company’s balance sheet. We believe these are both major steps toward restoring our Company’s financial health, which we believe will allow the Company to seek new business prospects in the near future.”

About Digital Lifestyles Group, Inc.

Digital Lifestyles Group, Inc. is currently a computer and consumer electronics company that has designed, manufactured and marketed digital and consumer products. The Company presently has minimal business activity and recently announced a management change in an effort to address its financial condition. More information about Digital Lifestyles Group will be made available upon request.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, and the provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Digital Lifestyles Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability for the Company to raise additional sufficient funds to not only develop and operate a business going forward, but also to successfully address all outstanding matters relating to resolving the Company’s debt. Other factors include other risks detailed in the company’s periodic report filings with the Securities and Exchange Commission. There can be no assurance that any estimations or projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:	L.E. Smith (931) 707-9601